EXHIBIT 16.1

[Ernst & Young LLP Letterhead]

January 8, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated January 5, 2009, of Hovnanian Enterprises, Inc. and are in agreement with the statements contained in the first, second, and third paragraphs under section 4.01 (a) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP